ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-208507
Dated July 5, 2016
Royal Bank of Canada Trigger Autocallable Contingent Yield Notes
$• Notes Linked to the EURO STOXX® Banks Index due on or about July 19, 2018
Investment Description
Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the EURO STOXX® Banks Index (the “Underlying Index”). We will pay a quarterly Contingent Coupon payment if the closing level of the Underlying Index on the applicable Coupon Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that quarter. We will automatically call the Notes early if the closing level of the Underlying Index on any quarterly Call Observation Date is equal to or greater than the Initial Level. If the Notes are called, we will pay you the principal amount of your Notes plus the Contingent Coupon for the applicable quarter and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Level is equal to or greater than the Downside Threshold (which is the same level as the Coupon Barrier), we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon for the final quarter. If the Final Level is less than the Downside Threshold, we will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying Index over the term of the Notes, and you may lose up to 100% of your initial investment.
Investing in the Notes involves significant risks. You will not receive a coupon for any Coupon Observation Date on which the Underlying Index closes below the Coupon Barrier. The Notes will not be automatically called if the Underlying Index closes below the Initial Level on a quarterly Call Observation Date. You may lose some or all of your principal amount if the Underlying Index closes below the Downside Threshold. The contingent repayment of principal only applies if you hold the Notes until maturity. Generally, the higher the Contingent Coupon Rate on a security, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.
Features	Key Dates[1]
☐	Contingent Coupon — We will pay a quarterly Contingent Coupon payment if the closing level of the Underlying Index on the applicable Coupon Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.
☐	Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon otherwise due for the applicable quarter if the closing level of the Underlying Index on any quarterly Call Observation Date is equal to or greater than the Coupon Barrier. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
☐	Contingent Repayment of Principal at Maturity— If by maturity the Notes have not been called and the Underlying Index does not close below the Downside Threshold on the Final Valuation Date, we will repay your principal amount per Note at maturity. If the closing level of the Underlying Index is less than the Downside Threshold on the Final Valuation Date, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the level of the Underlying Index from the trade date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.
Trade Date[1]	July 15, 2016
Settlement Date[1]	July 20, 2016
Coupon Observation Dates[2]	Quarterly (see page 5)
Call Observation Dates[2]	Quarterly (see page 5)
Final Valuation Date[2]	July 16, 2018
Maturity Date[2]	July 19, 2018
[1]	Expected. In the event that we make any change to the expected trade date and settlement date, the Coupon Observation Dates, the Call Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains approximately the same.
[2]	Subject to postponement if a market disruption event occurs as described under “General Terms of the Notes — Payment at Maturity” below.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE NOTES.
Note Offering
This free writing prospectus relates to Trigger Autocallable Contingent Yield Notes we are offering. The Initial Level, Downside Threshold and Coupon Barrier for the Notes will be determined on the trade date. The Downside Threshold and the Coupon Barrier will be set to the same percentage. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.
Underlying Index	Contingent Coupon Rate	Initial Level	Downside Threshold	Coupon Barrier	CUSIP	ISIN
EURO STOXX® Banks Index	11.00% per annum	●	[56.00% - 65.00%] of the Initial Level	[56.00% - 65.00%] of the Initial Level	78014C376	US78014C3768
See “Additional Information About Royal Bank of Canada and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated January 8, 2016, the prospectus supplement dated January 8, 2016 and this free writing prospectus.
Neither the Notes and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the EURO STOXX® Banks Index	●	$10.00	●	$0.15	●	$9.85
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.15 per $10.00 principal amount of the Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the page 27 of this free writing prospectus.
The initial estimated value of the Notes as of the date of this document is $9.649 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the trade date, which will not be more than $0.20 less than this amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value under “Key Risks” beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 27 and “Structuring the Notes” on page 27 of this free writing prospectus.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Notes and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, and this free writing prospectus if you so request by calling toll-free 866-609-6009.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our senior global medium-term notes, Series G, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” below, as the Notes involve risks not associated with conventional debt securities.
If the terms of the prospectus and prospectus supplement are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Prospectus supplement dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
♦	Prospectus dated January 8, 2016: http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability

The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the securities comprising the Underlying Index.
♦	You believe the closing level of the Underlying Index will be equal to or greater than the Coupon Barrier on most or all of the Coupon Observation Dates (including the Final Valuation Date).
♦	You are willing to make an investment whose return is limited to the applicable Contingent Coupon payments, regardless of any potential appreciation of the Underlying Index, which could be significant.
♦	You do not seek guaranteed current income from this investment and are willing to forgo the dividends paid on the equity securities comprising the Underlying Index.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.
♦	You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.
♦	You are willing to invest in the Notes based on the Contingent Coupon Rate set forth on the cover page of this free writing prospectus.
♦	You would be willing to invest in the Notes if the Coupon Barrier and Downside Threshold percentage is set on the high end of the range indicated on the cover page of this free writing prospectus (the actual Coupon Barrier and Downside Threshold percentage will be determined on the trade date).
♦	You understand and accept the risks and characteristics associated with the Underlying Index.
♦	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity.
♦	You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.
The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.
♦	You are not willing to make an investment that may have the same downside market risk as an investment in the equity securities comprising the Underlying Index.
♦	You believe that the level of the Underlying Index will decline during the term of the Notes and is likely to close below the Coupon Barrier on most or all of the Coupon Observation Dates and below the Downside Threshold on the Final Valuation Date.
♦	You seek an investment that participates in the full appreciation in the level of the Underlying Index or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying Index.
♦	You are unwilling to invest in the Notes based on the Contingent Coupon Rate set forth on the cover page of this free writing prospectus.
♦	You would be unwilling to invest in the Notes if the Coupon Barrier and Downside Threshold percentage is set on the high end of the range indicated on the cover page of this free writing prospectus (the actual Coupon Barrier and Downside Threshold percentage will be determined on the trade date).
♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the securities comprising the Underlying Index.
♦	You do not understand or accept the risks or characteristics associated with the Underlying Index.
♦	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market for the Notes.
♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Notes. In addition, you should review carefully the section below, “Information About the Underlying Index,” for more information about the index.

Indicative Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10.00 per Note (subject to a minimum purchase of 100 Notes ($1,000))
Term[2]:	Approximately two years unless earlier called
Underlying Index:	EURO STOXX® Banks Index (“SX7E”)
Contingent Coupon:
If the closing level of the Underlying Index is equal to or greater than the Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon applicable to that Coupon Observation Date.
If the closing level of the Underlying Index is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and we will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount of equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate of 11.00%, or $0.2750 for each $10.00 principal amount Note, to be determined on the trade date.

Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Coupon Observation Date on which the closing level of the Underlying Index is less than the Coupon Barrier.

Contingent Coupon Rate:	The Contingent Coupon Rate will be 11.00% per annum.
Coupon Payment Dates:	Two business days following each Coupon Observation Date (as set forth on page 5), except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.
Automatic Call Feature:
The Notes will be called automatically if the closing level of the Underlying Index on any quarterly Call Observation Date (set forth on page 5) is equal to or greater than the Initial Level.
If the Notes are called on any Call Observation Date, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) a cash payment per Note equal to your principal amount plus the Contingent Coupon otherwise due on that day under the Contingent Coupon feature. No further amounts will be owed to you under the Notes.

Payment at Maturity:
If the Notes are not called and the closing level of the Underlying Index is equal to or greater than the Downside Threshold, we will pay you a cash payment per Note on the Maturity Date equal to $10.00 plus the Contingent Coupon otherwise due on the Maturity Date.
If the Notes are not called and the Final Level is less than the Downside Threshold, we will pay you a cash payment on the Maturity Date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative Underlying Index Return, equal to:
$10.00 + ($10.00 × Underlying Index Return)

Underlying Index Return:	Final Level – Initial Level Initial Level
Downside Threshold:	[56.00% – 65.00%] of the Initial Level (to be determined on the trade date).
Coupon Barrier:	[56.00% – 65.00%] of the Initial Level (to be determined on the trade date).
Initial Level:	The closing level of the Underlying Index on the trade date.
Final Level:	The closing level of the Underlying Index on the Final Valuation Date, as determined by the calculation agent.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus or the prospectus supplement.
2 In the event we make any change to the expected trade date and settlement date, the Coupon Observation Dates, the Call Observation Dates, the Coupon Payment Dates, the Call Settlement Dates, the Final Valuation Date and/or the Maturity Date will be changed to ensure that the stated term of the Notes remains approximately the same.
Investment Timeline

Trade Date:	The Initial Level, Downside Threshold and Coupon Barrier of the Underlying Index are determined.

Quarterly:
If the closing level of the Underlying Index is equal to or greater than the Coupon Barrier on any Coupon Observation Date, we will pay you a Contingent Coupon payment on the applicable Coupon Payment Date.
The Notes will be called if the closing level of the Underlying Index on any quarterly Call Observation Date is equal to or greater than the Initial Level. If the Notes are called, we will pay you a cash payment per Note equal to $10.00 plus the Contingent Coupon otherwise due on that date.

Maturity Date:
The Final Level is observed on the Final Valuation Date.
If the Notes have not been called and the Final Level is equal to or greater than the Downside Threshold (and the Coupon Barrier), we will repay the principal amount equal to $10.00 per Note plus the Contingent Coupon otherwise due on the Maturity Date.
If the Notes have not been called and the Final Level is less than the Downside Threshold, we will pay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the Underlying Index, for an amount equal to:
$10.00 + ($10.00 × Underlying Index Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF THE UNDERLYING INDEX ON EACH COUPON OBSERVATION DATE AND ON THE FINAL VALUATION DATE. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates*
Coupon Observation Dates(1)	Coupon Payment Dates(2)
October 17, 2016	October 19, 2016
January 17, 2017	January 19, 2017
April 18, 2017	April 20, 2017
July 17, 2017	July 19, 2017
October 16, 2017	October 18, 2017
January 16, 2018	January 18, 2018
April 16, 2018	April 18, 2018
July 16, 2018(3)	July 19, 2018(4)

(1)      These Coupon Observation Dates are also Call Observation Dates.
(2)      These Coupon Payment Dates are also Call Settlement Dates.
(3)      This is also the Final Valuation Date.
(4)      This is also the Maturity Date.
*	Expected. Subject to the market disruption event provisions set forth below under “General Terms of the Notes – Market Disruption Events.”

Key Risks
An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. The return on the Notes is linked to the performance of the Underlying Index. The Notes do not guarantee any return of principal at, or prior to, maturity. Investing in the Notes is not equivalent to investing directly in the securities comprising the Underlying Index. In addition, your investment in the Notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the Notes is suitable for you.
Risks Relating to the Notes Generally
♦	Your investment in the Notes may result in a loss. The Notes do not guarantee any return of principal. The amount payable to you at maturity, if any, will be determined as described in this free writing prospectus. The return on the Notes at maturity will depend on whether the Notes are called on any Call Observation Date, or if the Notes are not called, the extent to which the Final Level is less than the Downside Threshold. If the Notes are not called and the Final Level is below the Downside Threshold on the Final Valuation Date, you will lose 1% (or a fraction thereof) of the principal amount for every 1% (or a fraction thereof) decrease in the level of the Underlying Index below the Initial Level. Accordingly, you may lose the entire principal amount of your Notes.
♦	The Notes are subject to our credit risk. The Notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on our ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
♦	You may not receive any Contingent Coupons with respect to your Notes. Royal Bank of Canada will not necessarily make periodic coupon payments on the Notes. If the closing level of the Underlying Index on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Underlying Index is less than the Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon on the Final Valuation Date will coincide with a greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will incur a loss of principal, because the Final Level will be less than the Downside Threshold.
♦	You will not participate in any appreciation of the Underlying Index, and any potential return on the Notes is limited. The return on the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Underlying Index. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlying Index. In addition, the total return on the Notes will vary based on the number of Coupon Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the automatic call feature, you will not receive any Contingent Coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Coupon Observation Date, the total return on the Notes could be minimal. On the other hand, if the Notes have not been previously called and if the level of the Underlying Index is less than the Initial Level, as the Maturity Date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the level of the Underlying Index to increase to the Initial Level. If the Notes are not called, you will be subject to the Underlying Index’s risk of decline.
♦	If you sell the Notes prior to maturity, you may receive less than the principal amount. If the Notes are not automatically called, you should be willing to hold the Notes until maturity. If you are able to sell the Notes in the secondary market prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the level of the Underlying Index is above the Downside Threshold. In addition, you will not receive the benefit of any contingent repayment of principal associated with the Downside Threshold if you sell the Notes before the Maturity Date. The potential returns described in this document assume that the Notes, which are not designed to be short-term trading instruments, are held to maturity.
♦	The Notes may be called early and are subject to reinvestment risk. If the Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes; you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. The Notes may be called as early as the first Coupon Observation Date.
♦	The Contingent Coupon Rate will reflect in part the volatility of the Underlying Index and may not be sufficient to compensate you for the risk of loss at maturity. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying Index. The greater the volatility of the Underlying Index, the more likely it is that the level of the Underlying Index could close below the Downside Threshold on the Final Valuation Date. This risk will generally be reflected in a higher Contingent Coupon Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Coupon will be a fixed amount, the volatility of the Underlying Index can change significantly over the term of the Notes. The level of the Underlying Index could fall sharply as of the Final Valuation Date, which could result in missed Contingent Coupon payments and a significant loss of your principal amount.
♦	Your return on the Notes may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.
♦	The initial estimated value of the Notes will be less than the price to the public. The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Notes, will be less than the public offering price you pay for the Notes, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Underlying Index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal borrowing rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
♦	Our initial estimated value of the Notes is an estimate only, calculated as of the time the terms of the Notes are set. The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid on the Notes.
♦	Your return on the Notes will not reflect dividends on the equity securities comprising the Underlying Index. The return on the Notes will not reflect the return you would realize if you actually owned the equity securities comprising the Underlying Index and received the dividends paid on those equity securities. The Final Level and the determination of the amount to be paid at maturity or upon an automatic call will not take into consideration the value of those dividends.
♦	If the level of the Underlying Index changes, the market value of the Notes may not change in the same manner. Owning the Notes is not the same as owning the securities comprising the Underlying Index. Accordingly, changes in the level of the Underlying Index may not result in a comparable change of the market value of the Notes. If the level of the Underlying Index on any trading day increases above the Initial Level or Coupon Barrier, the value of the Notes may not increase in a comparable manner, if at all. It is possible for the level of the Underlying Index to increase while the value of the Notes declines.
♦	The determination of the payments on the Notes, and whether they are subject to an automatic call, does not take into account all developments in the level of the Underlying Index. Changes in the level of the Underlying Index during the periods between each Coupon Observation Date may not be reflected in the determination as to whether the Contingent Coupon is payable to you on any Coupon Payment Date or whether the Notes are subject to an automatic call, or the calculation of the amount payable, if any, at maturity. The calculation agent will determine whether (i) the Contingent Coupon is payable to you on any quarterly Coupon Payment Date or (ii) the Notes are automatically called on any quarterly Call Observation Date by observing only the closing level of the Underlying Index on each Coupon Observation Date. The calculation agent will calculate the payment at maturity by comparing only the closing level of the Underlying Index on the Final Valuation Date relative to the Initial Level. No other level will be taken into account. As a result, you may lose some or all of your principal amount even if the level of the Underlying Index has risen at certain times during the term of the Notes before falling to a level below the Downside Threshold on the Final Valuation Date.
♦	The Notes are not designed to be short-term trading instruments. The price at which you will be able to sell the Notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the Notes, even in cases where the closing level of the Underlying Index has appreciated since the trade date. In addition, you will not receive the benefit of any contingent repayment of principal associated with the Downside Threshold if you sell the Notes before the Maturity Date. The potential returns described in this document assume that the Notes, which are not designed to be short-term trading instruments, are held to maturity.
♦	You must rely on your own evaluation of the merits of an investment linked to the Underlying Index. In the ordinary course of their business, our affiliates, or UBS or its affiliates, may have expressed views on expected movements in the Underlying Index or the securities included in the Underlying Index, and may do so in the future. These views or reports may be communicated to our respective clients and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Underlying Index, may at any time have significantly different views from those of ours, and those of UBS and its affiliates. For these reasons, you are encouraged to derive information concerning the Underlying Index from multiple sources, and you should not rely solely on views expressed by us, UBS, or our respective affiliates.
Risks Relating to Liquidity and Secondary Market Issues
♦	Secondary trading in the Notes may be limited. The Notes will not be listed on a securities exchange. There may be little or no secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.
RBCCM intends to act as a market maker for the Notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade the Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes. If at any time RBCCM does not act as a market maker, it is likely that there would be little or no secondary market for the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between the bid and asked prices for the Notes in any secondary market could be substantial. If you sell the Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

♦	Prior to maturity, the value of the Notes will be influenced by many unpredictable factors. Many economic and market factors will influence the terms of the Notes at issuance and their value prior to maturity or an automatic call. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the level of the Underlying Index on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the level of the Underlying Index. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:
♦	the level of the Underlying Index;
♦	whether the level of the Underlying Index is below the Coupon Barrier or the Downside Threshold;
♦	the expected volatility of the Underlying Index;
♦	the time to maturity of the Notes;
♦	the dividend rate on the securities comprising the Underlying Index;
♦	interest and yield rates in the market generally, as well as in the markets of the equity securities comprising the Underlying Index;
♦	economic, financial, political, regulatory or judicial events that affect the Underlying Index or the equity securities comprising the Underlying Index or stock markets generally, and which may affect the level of the Underlying Index on any Coupon Observation Date; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the terms of the Notes at issuance as well as the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if the level of the Underlying Index is at, below or not sufficiently above, the Initial Level, Coupon Barrier or Downside Threshold.
Risks Relating to the Underlying Index
♦	Changes that affect the Underlying Index will affect the market value of the Notes and the payments on the Notes. The policies of the index sponsor concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the amounts payable on the Notes, and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the index sponsor discontinues or suspends calculation or publication of the Underlying Index, in which case it may become difficult to determine the market value of the Notes.
♦	We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor. The index sponsor is not an affiliate of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control of the actions of the index sponsor, including any actions of the type that might impact the value of the Notes. The index sponsor does not have any obligation of any sort with respect to the Notes. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the index sponsor.
♦	The historical performance of the Underlying Index should not be taken as an indication of its future performance. The level of the Underlying Index will determine the amount to be paid on the Notes. The historical performance of the Underlying Index does not give an indication of its future performance. As a result, it is impossible to predict whether the level of the Underlying Index will rise or fall during the term of the Notes. The level of the Underlying Index will be influenced by complex and interrelated political, economic, financial and other factors. The level of the Underlying Index may decrease such that you may not receive any return on your investment or any Contingent Coupon payments. There can be no assurance that the level of the Underlying Index will not decrease so that at maturity you will not lose some or all of your investment.
♦	The Notes are subject to non-U.S. securities markets risks. An investment in securities linked to the Underlying Index involves risks associated with the Eurozone. The prices of such securities may be affected by political, legal, economic, financial and social factors in the home country of each such company and related international markets, including changes in governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. The foreign securities tracked by the Underlying Index may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. These factors may adversely affect the performance of the Underlying Index and, as a result, the value of the Notes.
♦	The payments on the Notes will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the securities comprising the Underlying Index are traded in euros and the Notes are denominated in U.S. dollars. Although the equity securities comprising the Underlying Index are traded in euros, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the Underlying

Index, and therefore the Notes. The amount we pay in respect of the Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.
♦	The securities comprising the Underlying Index are concentrated in one sector. All of the equity securities comprising the Underlying Index are issued by companies in the European financial services sector. As a result, the equity securities that will determine the return on the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the equity securities comprising the Underlying Index, the return on the Notes will be subject to certain risks associated with a direct equity investment in companies in the financial services sector. Accordingly, by investing in the Notes, you will not benefit from the diversification that could result from an investment linked to companies that operate in multiple sectors.
♦	A limited number of the securities comprising the Underlying Index may affect the level of the Underlying Index, and the Underlying Index is not necessarily representative of the financial services industry. As of May 31, 2016, the top five equity securities in the Underlying Index constituted 57.54% of the total weight of the Underlying Index, and the top 10 equity securities in the Underlying Index constituted 80.47% of the total weight of the Underlying Index. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the level of the Underlying Index and the value of the Notes.
While the equity securities comprising the Underlying Index are common shares of companies generally considered to be involved in various segments of the European financial services industry, the equity securities comprising the Underlying Index and the Underlying Index may not necessarily follow the price movements of the entire industry. If the equity securities comprising the Underlying Index decline in value, the Underlying Index will decline in value, even if common share prices of other companies in the European financial services industry generally increase in value.
Risks Relating to Hedging Activities and Conflicts of Interest
♦	We, UBS or our respective affiliates may have adverse economic interests to the holders of the Notes. RBCCM, UBS and our respective affiliates trade the securities represented by the Underlying Index, and other financial instruments related to the Underlying Index, on a regular basis, for their accounts and for other accounts under our or their management. UBS, RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that relate to the Underlying Index. To the extent that we, UBS or any of our respective affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Notes. Any of these trading activities could potentially affect the performance of the Underlying Index and, accordingly, could affect the value of the Notes, and the amounts, if any, payable on the Notes.
We, UBS or our respective affiliates may currently or from time to time engage in business with the issuers of the securities represented by the Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we, UBS or our respective affiliates may acquire non-public information about these companies, and we will not disclose any such information to you. None of us, UBS or our respective affiliates makes any representation or warranty to any purchaser of the Notes with respect to any matters whatsoever relating to our business with the issuer of any security included in the Underlying Index or future price movements of any such security.
Additionally, we, UBS or our respective affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level the Underlying Index. By introducing competing products into the marketplace in this manner, we could adversely affect the value of the Notes.
We may hedge our obligations under the Notes through certain affiliates, who would expect to make a profit on such hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of each Coupon Observation Date, which could have an impact on the return of the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
In the course of our currency trading activities, we, UBS or our respective affiliates may acquire material nonpublic information with respect to currency exchange rates, and we will not disclose any such information to you. In addition, we, UBS or our respective affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in currency exchange rates. We, UBS and our respective do not make any representation or warranty to any purchaser of the Notes with respect to any matters whatsoever relating to future currency exchange rate movements, and any prospective purchaser of the Notes should undertake an independent investigation of the applicable currencies as, in its judgment, is appropriate to make an informed decision with respect to an investment in the Notes.
♦	The calculation agent will have significant discretion with respect to the Notes, which may be exercised in a manner that is adverse to your interests. Our wholly-owned subsidiary, RBCCM, will act as the calculation agent. The calculation agent will determine, among other things, the closing level of the Underlying Index on each Coupon Observation Date, if any; whether the Notes are subject to an automatic call; the Final Level; the Underlying Index Return; and the amounts, if any, that we will pay to you on the Notes. The calculation agent will also be responsible for determining whether a market disruption event has occurred. The calculation agent may exercise its discretion in a manner which reduces your return on the Notes. Since these determinations by the calculation agent may affect the payments on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.
♦	Market disruptions may adversely affect your return. The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing level of the Underlying Index on any Coupon Observation Date or calculating the Underlying Index Return and the amount, if any, that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes, it is possible that one or more of the Coupon Observation Dates and the Maturity Date will be postponed, and your return will be adversely affected. See “General Terms of the Notes — Market Disruption Events.”

♦	Non-U.S. investors may be subject to certain additional risks. This document contains a general description of certain U.S. tax considerations relating to the Notes. In the event you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as defined in the section titled “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that may be due under the Notes.
♦	Significant aspects of the income tax treatment of an investment in the Notes may be uncertain. The tax treatment of an investment in the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of an investment in the Notes, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.
The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue ordinary income on a current basis irrespective of any Contingent Coupons. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes. The original issue price of the Notes includes the underwriting commission (as shown on the cover page of this document) paid with respect to the Notes and the estimated cost of hedging our obligations under the Notes.
In anticipation of the sale of the Notes, we expect to enter into hedging transactions with one or more of our affiliates, involving the Underlying Index or the securities comprising the Underlying Index, and/or related listed and/or over-the-counter derivative instruments prior to or on the trade date. From time to time, including around the time of each Coupon Observation Date and the Maturity Date, we and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into. In this regard, we and our respective affiliates may:
•	acquire or dispose of investments relating to the Underlying Index;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments related to the Underlying Index; or
•	any combination of the above two.
We and our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We and our affiliates may close out our or their hedges at any time during the term of the Notes, including on or before any Coupon Observation Date. That step may, for example, involve sales or purchases of over-the-counter derivative instruments linked to the Underlying Index.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying Index relative to the Initial Level. We cannot predict the Final Level of the Underlying Index. You should not take these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the payment at maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following assumptions (actual terms for the Notes will be set on the trade date):
Principal Amount:	$10.00
Term:	Approximately two years unless earlier called
Contingent Coupon Rate:	11.00% per annum (or 2.75% per quarter)
Contingent Coupon*:	$0.275 per quarter
Coupon Observation Dates:	Quarterly
Call Observation Dates:	Quarterly
Hypothetical Initial Level**:	100.00
Hypothetical Coupon Barrier**:	65.00 (which is 65% of the Initial Level) (the high end of the Coupon Barrier range indicated on the cover hereof)
Hypothetical Downside Threshold**:	65.00 (which is 65% of the Initial Level) (the high end of the Downside Threshold range indicated on the cover hereof)
* Contingent coupon payments, if payable, will be paid in arrears in equal quarterly installments during the term of the Notes unless earlier called.
** Not the actual Initial Level, Coupon Barrier or Downside Threshold. The actual Initial Level, Coupon Barrier and Downside Threshold will be determined on the trade date.
Scenario #1: Notes Are Called on the First Coupon Observation Date.
Date	Closing Level	Payment (per Note)
First Coupon Observation Date	110.00 (at or above Initial Level)	$0.275 (Contingent Coupon – Notes are Called)
	Total Payment:	$10.275 (2.75% return)
Since the Notes are called on the first Coupon Observation Date, we will pay you on the Call Settlement Date a total of $10.275 per Note, reflecting your principal amount plus the applicable Contingent Coupon, for a 2.75% total return on the Notes. No further amount will be owed to you under the Notes.
Scenario #2: Notes Are NOT Called and the Final Level of the Underlying Index Is at or Above the Downside Threshold.
Date	Closing Level	Payment (per Note)
First Coupon Observation Date	75.00 (at or above Coupon Barrier; below Initial Level)	$0.275 (Contingent Coupon)
Second Coupon Observation Date	55.00 (below Coupon Barrier)	$0.00
Third Coupon Observation Date	50.00 (below Coupon Barrier)	$0.00
Fourth Coupon Observation Date	70.00 (at or above Coupon Barrier; below Initial Level)	$0.275 (Contingent Coupon)
Fifth through Seventh Coupon Observation Dates	Various (below Coupon Barrier)	$0.00
Final Valuation Date	80.00 (at or above Downside Threshold and Coupon Barrier; below Initial Level)	$10.275 (Payment at Maturity)
	Total Payment:	$10.825 (8.25% return)
At maturity, we will pay you a total of $10.275 per Note, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.55 received in respect of prior Coupon Observation Dates on which Contingent Coupons were paid, we will have paid you a total of $10.825 per Note, for an 8.25% total return on the Notes.
Scenario #3: Notes Are NOT Called and the Final Level of the Underlying Index Is Below the Downside Threshold
Date	Closing Level	Payment (per Note)
First Coupon Observation Date	85.00 (at or above Coupon Barrier; below Initial Level)	$0.275 (Contingent Coupon)
Second Coupon Observation Date	80.00 (at or above Coupon Barrier; below Initial Level)	$0.275 (Contingent Coupon)
Third Coupon Observation Date	75.00 (at or above Coupon Barrier; below Initial Level)	$0.275 (Contingent Coupon)
Fourth Coupon Observation Date	55.00 (below Coupon Barrier)	$0.00
Fifth through Seventh Coupon Observation Dates	Various (below Coupon Barrier)	$0.00
Final Valuation Date	40.00 (below Downside Threshold and Coupon Barrier)	$10.00 + [$10.00 × Underlying Index Return] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)
	Total Payment:	$4.825 (-51.75% return)
Since the Notes are not called and the Final Level is below the Downside Threshold, we will pay you at maturity $4.00 per Note. When added to the Contingent Coupon payments of $0.825 received in respect of prior Coupon Observation Dates, we will have paid you $4.825 per Note, for a loss on the Notes of 51.75%.
The Notes differ from ordinary debt securities in that, among other features, we are not necessarily obligated to repay the full amount of your initial investment. If the Notes are not called on any Coupon Observation Date, you may lose some or all of your initial investment. Specifically, if the Notes are not called and the Final Level is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Index Return is less than zero.
Any payment on the Notes, including payments in respect of an automatic call, Contingent Coupon or any repayment of principal provided at maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
The following is a general description of the material U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.  This discussion applies only to U.S. holders and non-U.S. holders that will purchase the Notes upon original issuance and will hold the Notes as capital assets for U.S. federal income tax purposes. In addition, the discussion below assumes that an investor in the Notes will be subject to a significant risk that it will lose a significant amount of its investment in the Notes.
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We will not attempt to ascertain whether the issuer of any of the component stocks included in the Underlying Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC and other authorities by the issuers of the component stock included in the Underlying Index and consult your tax advisor regarding the possible consequences to you in this regard, if any.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Note with terms described in this document as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the Underlying Index for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to  the contrary) to treat the Notes for all tax purposes in accordance with such characterization. In addition, we intend to treat the Contingent Coupons as U.S. source income for U.S. federal income tax purposes.  The following discussion assumes that the treatment described in this paragraph is proper and will be respected.
Although the U.S. federal income tax treatment of the Contingent Coupons is uncertain, we intend to take the position, and the following discussion assumes, that such Contingent Coupons (including any coupon paid on or with respect to the call or Maturity Date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Notes are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any Contingent Coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Notes. In general, a U.S. holder’s tax basis in the Notes will be equal to the price the holder paid for the Notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The ordinary income treatment of the Contingent Coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or maturity of the Notes, could result in adverse tax consequences to a holder because the deductibility of capital losses is subject to limitations.
Alternative Treatments. Alternative tax treatments of the Notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would also be possible to treat the Notes, and the Internal Revenue Service might assert that the Notes should be treated, as a single debt instrument.
Because the Notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, a holder would generally be required to accrue interest income over the term of the Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the Notes. In addition, any gain a holder might recognize upon the call, sale or maturity of the Notes would be ordinary income and any loss recognized by a holder at such time would generally be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Notes, and thereafter, would be capital loss.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in other tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the call, sale or maturity of the Notes should be treated as ordinary gain or loss.
The Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis irrespective of any Contingent Coupons. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently  irrespective of any Contingent Coupons and this could be applied on a retroactive basis.
The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code, which very generally can operate to recharacterize certain long-term capital gains as ordinary income and impose an interest charge, might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.
Backup Withholding and Information Reporting. Payments made with respect to the Notes and proceeds from the sale of the Notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service.
Reports will be made to the Internal Revenue Service and to holders that are not exempted from the reporting requirements.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Notes. A non-U.S. holder is a beneficial owner of the Notes that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
While the U.S. federal income tax treatment of the Notes (including proper characterization of the Contingent Coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the Contingent Coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or Form W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the Contingent Coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such Contingent Coupon payments.  No assurance can be provided on the proper characterization of the Contingent Coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders must consult their tax advisors in this regard.
Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts properly attributable to any Contingent Coupon which would be subject to the rules discussed in the previous paragraph) upon the call, sale or maturity of the Notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or Form W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the call, sale or maturity of the Notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.
A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend.  However, withholding on “dividend equivalent” payments, if any, will not apply to securities issued before January 1, 2017. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution, or otherwise complies with the legislation. In addition, the Notes may constitute a “financial account” for these purposes and, thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018.  If we determine withholding is appropriate with respect to the Notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Notes will be significantly less than what you would have otherwise received. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Underlying Index
We have derived all information contained in this document regarding the Underlying Index, including, without limitation, its make up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, the index sponsor. The index sponsor, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. The consequences of an index sponsor discontinuing publication of the Underlying Index are discussed below under the heading “General Terms of the Notes — Discontinuation of an Underlying Index; Alteration of Method of Calculation.” None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of the Underlying Index or any successor index.

The EURO STOXX® Banks Index
The Underlying Index was created by STOXX Limited, which is owned by Deutsche Börse AG. Publication of the Underlying Index began on June 15, 1998, based on an initial index value of 100 at December 31, 1991. The Underlying Index is reported daily on the Bloomberg Professional® service under the symbol “SX7E” and on the STOXX Limited website. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this document.
Index Composition and Maintenance
The Underlying Index is one of the 19 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities. The Underlying Index includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. The Underlying Index currently includes 30 stocks.
The Underlying Index is weighted by free float market capitalization. Each component’s weight is capped at 30% of the Underlying Index’s total free float market capitalization. Free float weights are reviewed quarterly. As of May 31, 2016, the top 10 companies included in the Underlying Index were as follows:
Company	Weight (%)
Banco Santander SA	15.36
BNP Paribas SA	13.80
ING Groep NV	10.74
Banco Bilbao Vizcaya Argentaria SA	9.41
Intesa Sanpaolo SpA	8.23
Societe Generale SA	7.39
Deutsche Bank AG	5.49
Unicredit SpA	4.04
KBC Groep NV	3.44
Credit Agricole SA	2.57

The composition of each of the EURO STOXX® Supersector index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day. All index components will be adjusted for corporate actions.
Index Calculation
The Underlying Index is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value can be expressed as follows:
Index =	free float market capitalization of the Underlying Index
divisor of the Underlying Index
The “free float market capitalization of the Underlying Index” is equal to the sum of the product of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the Underlying Index is being calculated.
The Underlying Index is also subject to a divisor, which is adjusted to maintain the continuity of Underlying Index values despite changes due to corporate actions.

Historical Information
The following table sets forth the quarterly high, low and period-end closing levels of the SX7E, as reported by Bloomberg Financial Markets.  The closing level of the SX7E on June 30, 2016 was 83.25. The historical performance of the SX7E should not be taken as an indication of future performance. We cannot give you assurance that the performance of the SX7E will result in the return of any of your initial investment.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/01/2008	3/31/2008	402.79	303.61	332.44
4/01/2008	6/30/2008	369.84	280.81	280.81
7/01/2008	9/30/2008	299.28	243.29	248.64
10/01/2008	12/31/2008	271.86	132.45	147.64
1/01/2009	3/31/2009	157.90	86.77	121.73
4/01/2009	6/30/2009	183.93	125.08	174.08
7/01/2009	9/30/2009	236.21	166.24	233.25
10/01/2009	12/31/2009	240.47	212.90	219.86
1/01/2010	3/31/2010	232.16	182.43	207.22
4/01/2010	6/30/2010	218.04	151.48	167.90
7/01/2010	9/30/2010	205.01	164.11	182.81
10/01/2010	12/31/2010	189.93	152.42	161.66
1/03/2011	3/31/2011	196.15	154.23	172.12
4/01/2011	6/30/2011	179.71	150.94	160.33
7/01/2011	9/30/2011	165.68	89.33	105.34
10/03/2011	12/30/2011	115.91	86.27	100.34
1/03/2012	3/30/2012	120.92	89.16	107.95
4/02/2012	6/29/2012	107.80	77.65	90.00
7/02/2012	9/28/2012	112.04	73.06	101.56
10/01/2012	12/31/2012	114.56	101.60	112.36
1/02/2013	3/28/2013	127.75	101.95	102.46
4/01/2013	6/28/2013	118.77	100.51	101.39
7/01/2013	9/30/2013	129.63	100.57	125.84
10/01/2013	12/31/2013	142.30	129.32	141.43
1/02/2014	3/31/2014	156.58	139.31	155.26
4/01/2014	6/30/2014	162.81	145.66	146.52
7/01/2014	9/30/2014	154.60	135.67	149.21
10/01/2014	12/31/2014	149.39	129.86	134.51
1/02/2015	3/31/2015	158.53	124.29	157.65
4/01/2015	6/30/2015	161.70	148.38	149.91
7/01/2015	9/30/2015	161.45	128.04	131.34
10/01/2015	12/31/2015	141.12	123.03	127.87
1/04/2016	3/31/2016	125.04	89.65	101.38
4/01/2016	6/30/2016	111.28	79.03	83.25
The graph below illustrates the performance of the SX7E from January 1, 2008 to June 30, 2016, assuming an Initial Level of 83.25, which was its closing level on June 30, 2016. The red line represents a hypothetical Coupon Barrier and Downside Threshold of 54.11, which is equal to 65% of the closing level on June 30, 2016 (rounded to two decimal places). The actual Initial Level, Coupon Barrier and Downside Threshold of the SX7E will be determined on the trade date.

■ Hypothetical Coupon Barrier / Downside Threshold = 65% of its Initial Level
HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

General Terms of the Notes
The following description of the terms of the Notes supplements the description of the general terms of the debt securities set forth under the headings “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this free writing prospectus have the meanings assigned in the accompanying prospectus supplement, prospectus. The term “Note” refers to $10 in principal amount of the Notes.
General
The Notes are senior unsecured debt obligations of Royal Bank of Canada that are linked to the Underlying Index. The Notes will be issued under an indenture dated October 23, 2003, as it may be amended or supplemented from time to time, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee.
The Notes are unsecured debt obligations and are not savings accounts or deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.
The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.
The Notes will be issued in denominations of $10 and integral multiples thereof. The principal amount of each Note is $10. The Notes will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Debt Securities — Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC” in the prospectus.
All references to the “debt securities” in the accompanying prospectus and all references to the “notes” in the accompanying prospectus supplement shall be read as and shall apply to the “Notes” for the purpose of this free writing prospectus. Unless the context otherwise requires, references to the “debt securities,” “notes” and the “Notes” in the prospectus, prospectus supplement and this document can be read interchangeably and are synonymous.
If any required payment on the Notes is due on a day that is not a business day, the payment will be paid on the next business day, and no interest will accrue in respect of that postponement.
A “closing level” will be the official closing level of the Underlying Index on the applicable trading day, as determined by the calculation agent.
A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for the Underlying Index or the successor index and (ii) the exchanges on which futures or options contracts related to the Underlying Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.
If any Coupon Observation Date or Call Observation Date (each, an “Observation Date”) is not a trading day or if there is a market disruption event on that day, the applicable Observation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will an Observation Date be postponed more than ten business days following the date originally scheduled. If the tenth business day following the date originally scheduled to be the applicable Observation Date is not a trading day, or if there is a market disruption event on that date, the calculation agent will determine the closing level for the Underlying Index in accordance with the formula for and method of calculating the Underlying Index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on that tenth scheduled business day of each security most recently constituting the Underlying Index.
If, due to a market disruption event or otherwise, an Observation Date is postponed, the applicable Call Settlement Date or Coupon Payment Date will be postponed by the same number of business days. However, if the Final Valuation Date is postponed so that it falls less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following the Final Valuation Date, as so postponed.
If a Coupon Payment Date or the Maturity Date is not a business day, then such date will be postponed to the next succeeding business day following the scheduled Coupon Payment Date or Maturity Date.
A “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.
Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement.
Calculation Agent
RBC Capital Markets, LLC will act as the calculation agent. The calculation agent will determine, among other things, the level of the Underlying Index on the trade date and on each Observation Date, and the payments to be made, if any, on the Notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Underlying Index and whether there has been a material change in the method of calculating the Underlying Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this document without your consent and without notifying you.
All calculations with respect to the level of the Underlying Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $10 in principal amount of the Notes, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .87645 would be rounded up to .8765); and all dollar amounts paid, if any, on the aggregate principal amount of Notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.
Market Disruption Events
Certain events may prevent the calculation agent from determining the closing level of the Underlying Index, and consequently, the amount, if any, that we will pay to you on the Notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”
With respect to the Underlying Index and any relevant successor index, a “market disruption event,” means:
•	a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Underlying Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
•	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Underlying Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
•	a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Underlying Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or
•	a decision to permanently discontinue trading in the relevant futures or options contracts;
in each case as determined by the calculation agent in its sole discretion; and
•	a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Notes.
For purposes of determining whether a market disruption event with respect to the Underlying Index (or the relevant successor index) exists at any time, if trading in a security included in the Underlying Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the relevant successor index) will be based on a comparison of:
•	the portion of the level of the Underlying Index (or the relevant successor index) attributable to that security relative to
•	the overall level of the Underlying Index (or the relevant successor index), in each case immediately before that suspension or limitation.
For purposes of determining whether a market disruption event with respect to the Underlying Index (or the relevant successor index) has occurred:
•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Underlying Index (or the relevant successor index);
•	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on the Underlying Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the relevant successor index); and
•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Underlying Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.
“Relevant exchange” means, with respect to the Underlying Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in the Underlying Index or such successor index, as applicable.
Discontinuation of the Underlying Index; Alteration of Method of Calculation
If the index sponsor discontinues publication of the Underlying Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “successor index”), then the closing levels of the Underlying Index will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Notes.
If the index sponsor discontinues publication of the Underlying Index prior to, and that discontinuation is continuing on or prior to the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the applicable trading day, then the calculation agent will determine the closing level of the Underlying Index for that date. The closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Underlying Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Underlying Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Underlying Index or successor index, as applicable, may adversely affect the value of the Notes.
If at any time the method of calculating the Underlying Index or a successor index, or the level thereof, is changed in a material respect, or if the Underlying Index or a successor index is in any other way modified so that the Underlying Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Underlying Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on any date on which the closing level of the Underlying Index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Underlying Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the Underlying Index or such successor index, as adjusted. Accordingly, if the method of calculating the Underlying Index or a successor index is modified so that the level of the Underlying Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Underlying Index), then the calculation agent will adjust its calculation of the Underlying Index or such successor index in order to arrive at a level of the Underlying Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).
Payment of Additional Amounts
We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)	who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;
(iii)	who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);
(iv)	who presents such Note for payment (where presentation is required, such as if a Note is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any Note means:
a.	the due date for payment thereof (whether at maturity or upon an earlier acceleration), or
b.
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture;

(v)	who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or
(vi)	who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.
For the purposes of clause (iii) above, if a Note is presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Canadian Taxation” in the accompanying prospectus.
Events of Default
Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the Notes.
Payment upon an Event of Default
If an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per $10 in principal amount of the Notes upon any acceleration of the Notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $10 in principal amount of the Notes as described above, calculated as if the date of acceleration were the Final Valuation Date. The calculation agent will also determine if the final Contingent Coupon is payable, calculated on a 30/360 day basis.
If the maturity of the Notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.
Defeasance
The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Defeasance” are not applicable to the Notes.
Registrar, Transfer Agent and Paying Agent
Payment of amounts due at maturity on the Notes will be payable and the transfer of the Notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.
The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.
Registration of transfers of the Notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.
Governing Law
The Notes will be governed by and interpreted in accordance with the laws of the State of New York.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it will purchase from us to investors at the price to public listed on the cover hereof, or its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Notes.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” on page 11 of this free writing prospectus.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Notes, for a period of approximately eight months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
No action has been or will be taken by us, RBCCM, UBS or any other dealer that would permit a public offering of the Notes or possession or distribution of this document or the accompanying prospectus supplement and prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this document, or the accompanying prospectus supplement, prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, UBS or any dealer.
Each of RBCCM and UBS has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this document and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for any broker-dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.
Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying Index. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Notes at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Notes, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Index, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

Employee Retirement Income Security Act
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Notes are acquired by or with the assets of a Plan, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b) (17) provides an additional exemption for the purchase and sale of Notes and related lending transactions where neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.
Terms Incorporated in Master Note
The terms appearing above under the captions “Indicative Terms of the Notes” and “General Terms of the Notes” are incorporated into the master note issued to DTC, the registered holder of the Notes.